UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 1, 2018

TAYLOR DEVICES, INC.
(Exact name of registrant as specified in its charter)

New York	0-3498	16-0797789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Taylor Drive	North Tonawanda, New York	14120-0748
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(716) 694-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Principal Officers

On June 1, 2018, the Board of Directors appointed Alan R. Klembczyk, 52, as President of Taylor Devices, Inc. to replace Douglas P. Taylor, who retired on May 31, 2018. Mr. Klembczyk began his career with Taylor Devices in 1988 as a design engineer. Since then he has held the positions of Assistant Chief Engineer, Chief Engineer and recently Vice President of Sales and Engineering. Mr. Klembczyk holds a B.S. degree in Mechanical Engineering from the State University of New York at Buffalo.

Mr. Klembczyk has been instrumental in designing and developing shock and vibration products. These include hundreds of applications to improve performance under wind, seismic, shock and vibration for many aerospace, industrial and structural applications.

Mr. Klembczyk has served for several years on the Technical Advisory Group for the US Shock and Vibration Information & Analysis Center and has been a recurring tutorial and course instructor for various organizations.

He has published several papers describing unique applications for structural dampers, tuned mass dampers, vibration isolators, shock absorbers, and shock isolators and holds two US Patents.

Directors

In addition to the Board of Directors having elected F. Eric Armenat as a director of the Company on April 27, 2018, they have also elected Alan R. Klembczyk, President of Taylor Devices, and Mark V. McDonough, CFO of Taylor Devices, as directors of the Company by unanimous consent. Mr. Armenat replaces the late Reginald B. Newman II as a Class 1 director, Mr. Klembczyk replaces retiree Douglas P. Taylor as a Class 3 director and Mr. McDonough replaces retiree Richard G. Hill as a Class 2 director. All three directors will stand for election at the Annual Meeting of Shareholders to be held on November 2, 2018.

Taylor Devices endeavors to create a Board of Directors with professional experience that will work to further the long term objectives of the Company and its shareholders. The Board has selected these nominees based on the criteria as set forth by the Nominating Committee in their charter.

Mr. Armenat currently serves as the President and CEO of MultiSorb Technologies Inc. He has more than thirty years of manufacturing experience in a number of industries including Aerospace and Defense. Mr. Armenat has spent the past twenty years in senior management positions, and this experience, combined with his academic and military experience, qualifies him to serve as a member of the Board of Directors of Taylor Devices, Inc.

Mr. Klembczyk has held various key positions in Sales & Engineering at Taylor Devices for more than 30 years.  He has overseen the development of new products, established new marketing policies, and has been directly involved with defining Company policy and strategic direction in cooperation with current and former Management.  As mentioned above, he has published several papers within the shock and vibration community, holds US patents for Taylor products and has served as course instructor for seminars and tutorials internationally.  Mr. Klembczyk’s vision and leadership ability in addition to his diverse experience and knowledge of many facets of the Company’s operations qualify him to serve as a member of the Board of Directors of Taylor Devices, Inc.

Mr. McDonough is a Certified Public Accountant who has served as Chief Financial Officer and Treasurer of Taylor Devices, Inc.  for the past fifteen years.  He has more than twenty five years of manufacturing experience including thirteen with international organizations.  This experience along with Mr. McDonough’s experience as an auditor with a large, international public accounting firm and as an internal auditor qualify him to serve as a member of the Board of Directors of Taylor Devices, Inc.

Taylor Devices has also entered into Indemnity Agreements with Messrs. Armenat, Klembczyk and McDonough, providing for the indemnification and payment of expenses to them in the event of any proceeding against them in their capacity as a Director of the Company.

Messrs. Armenat, Klembczyk and McDonough will participate in the Taylor Devices, Inc. Stock Option Plan in accordance with its terms applicable to the Directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR DEVICES, INC.

(registrant)

Dated: June 7, 2018 By: /s/Alan R. Klembczyk

Alan R. Klembczyk

President